Exhibit 99.1

FOR IMMEDIATE RELEASE
July 31, 2015

Interline Brands Announces Second Quarter and Year-To-Date 2015 Sales and Earnings Results

Jacksonville, Fla. - July 31, 2015 - Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter and six months ended June 26, 2015.

Second Quarter 2015 Highlights:

•	Sales increased 5.2% to $447.7 million versus prior second quarter

•	Adjusted EBITDA increased 5.9% to $36.7 million versus prior second quarter

•	Sales increased 5.1% to $859.5 million during the current year-to-date period versus prior year

•	Adjusted EBITDA increased 7.5% to $66.1 million during the current year-to-date period versus prior year

•	LTM Adjusted EBITDA increased to $146.4 million as of quarter-end

•	Net debt(1) to LTM Adjusted EBITDA ratio was 5.5x as of quarter-end

Michael J. Grebe, Chairman and Chief Executive Officer, commented, “We continue to be very encouraged by the broad-based growth we are seeing across all of our facilities maintenance end-markets, led by multi-family, which increased over 10 percent this quarter. Our top-line performance has been accelerating on both a year-over-year and sequential basis, driven by our strategic investments in the business. As we embark on our new partnership with The Home Depot, we are excited about the enhanced capabilities and services we will be able to offer our customers. By partnering with an industry leader, we believe we can offer a compelling solution that is truly unique in our industry - the ability to provide our customers with the maintenance, repair, and operations products and services they require, whenever and wherever needed. I am personally convinced that the best is yet to come and we are extremely excited about the benefits and opportunities our partnership with The Home Depot will provide for all of our stakeholders. Although we are still early in the process, we want to thank all of our associates, customers and suppliers for their support.”

Kenneth D. Sweder, President and Chief Operating Officer, commented, “We are very pleased with the initial reaction from our customers and partners to our recently announced agreement to be acquired by The Home Depot. The feedback has been overwhelmingly positive, as our customers and partners recognize the value that the combined company can bring to them. Importantly, we look forward to beginning this next stage of growth with a true industry leader. Know that we will continue to invest prudently in our business, enhance our national and supply chain solutions, expand our technology capabilities and work to improve our operational efficiencies as we grow. With our new partner, we will have even greater financial strength to further accelerate these investments and continue to deliver best in-class products, services and solutions to our customers.”

Second Quarter 2015 Results

Sales for the quarter ended June 26, 2015 were $447.7 million, a 5.2% increase compared to sales of $425.5 million for the quarter ended June 27, 2014. Sales to our institutional facilities customers, comprising 51% of sales, increased 3.6% for the quarter. Sales to our multi-family housing facilities customers, comprising 30% of sales, increased 10.7% for the quarter. Sales to our residential facilities customers, comprising 19% of sales, increased 2.1% for the quarter.

Gross profit increased $5.7 million, or 3.9%, to $151.3 million for the second quarter of 2015, compared to $145.6 million for the second quarter of 2014. As a percentage of sales, gross profit decreased 40 basis points year-over-year from 34.2% to 33.8%. This decrease was primarily due to customer and product mix, including increased sales of large ticket items, as well as higher in-bound freight expenses.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2015 increased $4.1 million, or 3.6%, to $118.4 million from $114.2 million for the second quarter of 2014. As a percentage of sales, SG&A expenses decreased 40 basis points year-over-year from 26.8% to 26.4%. This improvement was primarily driven by positive trends in bad debt expense as we continue to improve our collection experience and focus on leveraging our overall cost structure despite some continuing expense pressure from continued investment in the business.

Second quarter 2015 Adjusted EBITDA increased 5.9% to $36.7 million compared to $34.7 million in the second quarter of 2014. As a percentage of sales, Adjusted EBITDA of 8.2% was consistent with the same period in 2014.

Net income for the second quarter of 2015 was $3.9 million, compared to net loss of $38.6 million for the second quarter of 2014. This year-over-year improvement was primarily due to the non-cash write-off of other intangible assets of $67.5 million during the second quarter of 2014.

Year-To-Date 2015 Results

Sales for the six months ended June 26, 2015 were $859.5 million, a 5.1% increase compared to sales of $818.0 million for the six months ended June 27, 2014. Sales to our institutional facilities customers, comprising 52% of sales, increased 4.2%. Sales to our multi-family housing facilities customers, comprising 29% of sales, increased 9.6%. Sales to our residential facilities customers, comprising 19% of sales, increased 2.0%.

Gross profit increased $12.0 million, or 4.3%, to $293.3 million for the six months ended June 26, 2015 from $281.4 million for the six months ended June 27, 2014. As a percentage of sales, gross profit decreased 30 basis points year-over-year from 34.4% to 34.1%. This decrease was primarily due to customer and product mix, including increased sales of large ticket items accelerated in part by our recent investment in appliance delivery.

SG&A expenses for the six months ended June 26, 2015 increased by $6.0 million, or 2.6%, to $234.2 million from $228.2 million for the six months ended June 27, 2014. As a percentage of sales, SG&A expenses decreased 60 basis points year-over-year from 27.9% to 27.3%. The improvement in SG&A expenses as a percentage of net sales was primarily due to a continued focus on leveraging our overall cost structure as well as lower distribution center consolidation and restructuring costs during the current year period even as we continue to make investments across our business.

Adjusted EBITDA for the six months ended June 26, 2015 increased 7.5% to $66.1 million compared to $61.5 million for the six months ended June 27, 2014. As a percentage of sales, Adjusted EBITDA improved to 7.7% from 7.5% for the same period in prior year.

Net income for the six months ended June 26, 2015 was $0.2 million, compared to net loss of $44.7 million for the six months ended June 27, 2014. This year-over-year improvement was primarily due to the non-cash write-off of other intangible assets of $67.5 million during the second quarter of 2014, partially offset by an increase in the loss on extinguishment of debt associated with first quarter financing activities in 2014 and 2015.

Operating Free Cash Flow and Leverage

Cash flows used in operating activities for the six months ended June 26, 2015 was $3.5 million compared to cash flows provided by operating activities of $12.7 million for the six months ended June 27, 2014. Operating Free Cash Flow generated during the six months ended June 26, 2015 and June 27, 2014 was $12.8 million and $24.8 million, respectively.

Federico L. Pensotti, Chief Financial Officer, commented, “We continue to be pleased with the performance of the business and have made a concerted effort in the first half of 2015 to stay ahead of continuing strong demand. We expect improved cash flow performance in the second half of the year as we sell through our recent inventory investment.”

The Home Depot Merger Agreement

On July 22, 2015, the Company announced its entry into an agreement providing for the acquisition of the Company by The Home Depot, Inc. (“The Home Depot”). Under the terms of the agreement, The Home Depot will acquire Interline for $1.625 billion in cash, subject to working capital and other customary purchase price adjustments. A portion of this cash consideration will be used for the repayment of substantially all of the Company’s and its subsidiaries’ existing indebtedness and the payment of all related fees and expenses. The acquisition, which has been approved by the Company's shareholders, is expected to be completed during The Home Depot’s third fiscal quarter, which ends on November 1, 2015. The deal is subject to applicable regulatory approval and other customary closing conditions. For more information, please refer to Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on July 22, 2015.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. As one of the largest national distributors of broad-line facilities maintenance, repair and operations products in North America, Interline serves over 175,000 customer locations and holds leading market positions in the institutional, multi-family housing and residential end-markets. Interline provides its customers comprehensive supply chain solutions including next-day delivery capability to 98% of the U.S. population, the right merchandise breadth of over 150,000 national and exclusive branded products, innovative supply chain and ecommerce technology, and specialized end-market expertise from more than 1,600 sales and support professionals. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,“ and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, the ability to complete the proposed merger with The Home Depot, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2015 and in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2014. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) Net debt of $798.9 million is comprised of short-term debt of $3.5 million and long-term debt of $802.1 million (excluding $0.7 million of unamortized original issue discount) less cash and cash equivalents of $6.7 million.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 26, 2015	December 26, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$6,698	$6,064
Accounts receivable - trade (net of allowance for doubtful accounts of $3,926 and $4,190 as of June 26, 2015 and December 26, 2014, respectively)	211,688	177,878
Inventories	336,919	302,743
Prepaid expenses and other current assets	39,102	42,596
Income taxes receivable	4,472	4,139
Deferred income taxes	29,978	30,290
Total current assets	628,857	563,710
Property and equipment, net	56,986	54,844
Goodwill	486,439	486,439
Other intangible assets, net	324,873	345,314
Other assets	9,022	10,315
Total assets	$1,506,177	$1,460,622
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$153,846	$126,116
Accrued expenses and other current liabilities	97,398	96,272
Accrued interest	13,788	17,305
Current portion of long-term debt	3,500	83,500
Current portion of capital leases	—	10
Total current liabilities	268,532	323,203
Long-Term Liabilities:
Deferred income taxes	116,242	116,358
Long-term debt, net of current portion	801,411	702,099
Other liabilities	2,089	2,445
Total liabilities	1,188,274	1,144,105
Commitments and contingencies (see Note 4)
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized; 1,502,767 and 1,501,418 shares issued and 1,499,280 and 1,499,142 shares outstanding as of June 26, 2015 and December 26, 2014, respectively	15	15
Additional paid-in capital	402,299	400,231
Accumulated deficit	(81,703)	(81,856)
Accumulated other comprehensive loss	(1,591)	(1,165)
Treasury stock, at cost, 3,487 and 2,276 shares held as of June 26, 2015 and December 26, 2014, respectively	(1,117)	(708)
Total stockholders' equity	317,903	316,517
Total liabilities and stockholders' equity	$1,506,177	$1,460,622

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014

Net sales	$447,708	$425,542	$859,455	$818,011
Cost of sales	296,434	279,972	566,122	536,651
Gross profit	151,274	145,570	293,333	281,360

Operating Expenses:
Selling, general and administrative expenses	118,363	114,240	234,238	228,215
Depreciation and amortization	13,083	12,594	26,193	25,198
Merger related expenses	656	—	656	102
Total operating expenses	132,102	126,834	261,087	253,515
Operating income	19,172	18,736	32,246	27,845

Impairment of other intangible assets	—	(67,500)	—	(67,500)
Loss on extinguishment of debt, net	—	(19)	(6,655)	(4,172)
Interest expense	(12,766)	(14,506)	(25,633)	(30,190)
Interest and other income	142	205	330	397
Income (loss) before income taxes	6,548	(63,084)	288	(73,620)
Income tax expense (benefit)	2,639	(24,507)	135	(28,949)
Net income (loss)	$3,909	$(38,577)	$153	$(44,671)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 26, 2015	June 27, 2014
Cash Flows from Operating Activities:
Net income (loss)	$153	$(44,671)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,193	25,198
Impairment of other intangible assets	—	67,500
Amortization of deferred lease incentive obligation	(378)	(421)
Amortization of deferred debt financing costs	1,982	2,050
Amortization of debt discount (premium)	63	(508)
Tender premiums and expenses related to debt extinguishments	4,043	18,510
Write-off of unamortized OpCo Notes fair value adjustment	—	(17,803)
Write-off of deferred debt issuance costs	2,612	3,465
Share-based compensation	1,798	1,528
Excess tax benefits from share-based compensation	6	—
Deferred income taxes	196	(22,601)
Provision for doubtful accounts	232	1,550
Gain on disposal of property and equipment	(21)	37
Other	353	(63)
Changes in assets and liabilities:
Accounts receivable - trade	(34,121)	(28,788)
Inventories	(34,310)	(15,364)
Prepaid expenses and other current assets	3,492	3,602
Other assets	1,138	(117)
Accounts payable	25,792	16,684
Accrued expenses and other current liabilities	1,122	3,688
Accrued interest	(3,516)	(2,434)
Income taxes	(341)	1,633
Other liabilities	18	(11)
Net cash (used in) provided by operating activities	(3,494)	12,664
Cash Flows from Investing Activities:
Purchases of property and equipment, net	(10,643)	(9,241)
Net cash used in investing activities	(10,643)	(9,241)
Cash Flows from Financing Activities:
Proceeds from ABL Facility	187,000	47,000
Payments on ABL Facility	(86,000)	(72,000)
Proceeds from issuance of Term Loan Facility, net	—	349,125
Payments on Term Loan Facility	(1,750)	(875)
Partial redemption of HoldCo Notes	(80,000)	—
Repayment of OpCo Notes	—	(300,000)
Payment of tender premiums and expenses related to debt extinguishments	(4,043)	(18,510)
Payment of deferred debt financing costs	(71)	(8,024)
Increase in purchase card payable, net	32	422
Payments on capital lease obligations	(10)	(131)
Proceeds from issuance of common stock	—	165
Excess tax benefits from share-based compensation	(6)	—
Purchases of treasury stock	(134)	—
Net cash provided by (used in) financing activities	15,018	(2,828)
Effect of exchange rate changes on cash and cash equivalents	(247)	25
Net increase in cash and cash equivalents	634	620
Cash and cash equivalents at beginning of period	6,064	6,102
Cash and cash equivalents at end of period	$6,698	$6,722

	Six Months Ended
	June 26, 2015	June 27, 2014
Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$27,021	$31,004
Income taxes, net of refunds	279	(7,960)

Schedule of Non-Cash Investing and Financing Activities:
Capital expenditures incurred but not yet paid	4,121	621

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
(in thousands)

EBITDA and Adjusted EBITDA
					Last Twelve Months Ended June 26, 2015
	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
EBITDA
Net loss (GAAP)	$3,909	$(38,577)	$153	$(44,671)	$(2,248)
Interest expense, net	12,757	14,500	25,611	30,137	54,573
Income tax benefit	2,639	(24,507)	135	(28,949)	(1,882)
Depreciation and amortization	13,083	12,594	26,193	25,198	54,809
EBITDA	32,388	(35,990)	52,092	(18,285)	105,252

EBITDA Adjustments
Impairment of other intangible assets	—	67,500	—	67,500	—
Loss on extinguishment of debt	—	19	6,655	4,172	6,740
Merger related expenses	656	—	656	102	656
Share-based compensation	837	836	1,798	1,528	3,990
Distribution center consolidations and restructuring costs	2,400	1,564	3,442	4,071	6,830
Acquisition-related costs, net	170	272	810	742	1,564
Litigation-related charges	179	337	408	1,319	20,693
Impact of straight-line rent expense	110	159	226	333	682
Adjusted EBITDA	$36,740	$34,697	$66,087	$61,482	$146,407
Adjusted EBITDA margin	8.2%	8.2%	7.7%	7.5%	8.5%

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners and the pending acquisition of the Company by The Home Depot; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with our previous asset-based credit facility and previously refinanced indentures; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which include our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; litigation-related charges associated with the class action lawsuit filed by Craftwood Lumber Company in 2011 and other nonrecurring litigation-related charges; and the non-cash impact on rent expense associated with the effect of straight-line rent expense on leases due to the application of purchase accounting. Adjusted EBITDA does not include the effect of estimated cost reduction actions that have been entered into but for which the benefits will not be realized until the following fiscal year, such as purchasing synergies primarily resulting from the JanPak acquisition as well as expected cost savings from various contract renegotiations.

EBITDA and Adjusted EBITDA differ from Consolidated EBITDA as defined in our credit agreements and EBITDA as defined in our indenture. We believe EBITDA and Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA and Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA and Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Adjusted EBITDA	$36,740	$34,697	$66,087	$61,482

Changes in net working capital items:
Accounts receivable	(19,362)	(16,515)	(34,121)	(28,788)
Inventories	(19,343)	(16,730)	(34,310)	(15,364)
Accounts payable	31,199	25,427	25,792	16,684
Increase in net working capital	(7,506)	(7,818)	(42,639)	(27,468)

Less: capital expenditures	(5,134)	(4,843)	(10,643)	(9,241)
Operating Free Cash Flow	$24,100	$22,036	$12,805	$24,773

We define Operating Free Cash Flow as Adjusted EBITDA adjusted to include the cash provided by (used for) our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.